Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2014 First Quarter Results

Announces Capital Allocation Plan

Doubles Annual Cash Dividend to $1.04 Per Share

Plans to Repurchase $100 Million to $150 Million in Common Stock

OMAHA, Neb., January 3, 2014—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first quarter ended November 30, 2013.

First Quarter Results

First quarter fiscal 2014 revenues were $147.7 million, versus $147.4 million of revenues in the same prior year period. Net earnings were $10.2 million or $0.79 per diluted share compared with $14.7 million or $1.15 per diluted share in the prior year.

Total irrigation equipment revenues decreased 4 percent to $129.2 million from $134.2 million in the prior fiscal year’s first quarter. U.S. revenues decreased and were partially offset by increased demand in international markets and the addition of Claude Laval Corporation. U.S. irrigation revenues of $79.3 million declined 18 percent versus the drought-driven sales last year, while international irrigation revenues of $49.9 million increased 32 percent led by growth in South America and Australia. Infrastructure revenues increased 41 percent to $18.5 million with increases in nearly all of the Company’s infrastructure product lines.

Gross margin was 27.2 percent of sales compared to 29.1 percent of sales in the prior year’s first quarter. Gross margins in irrigation declined by approximately 2 percentage points due to a $2.3 million charge related to a product warranty matter and a higher mix of international sales. Infrastructure gross margins improved by approximately 5 percentage points primarily due to a larger mix of Road Zipper System sales.

Operating expenses were $24.2 million compared to $20.6 million in the same prior year period. The increase in the current year includes expenses of a recently acquired company and higher personnel expenses. Operating expenses were 16.4 percent of sales in the first quarter of fiscal 2014 compared with 14.0 percent of sales in the prior year period. Operating margins were 10.8 percent in the first quarter, versus 15.1 percent in the prior year period.

Cash and cash equivalents of $151.8 million were $0.4 million lower compared to the end of the first quarter in the prior fiscal year, while debt decreased $3.2 million.

Backlog of unshipped orders at November 30, 2013 was $86.6 million compared with $85.1 million at November 30, 2012 and $66.5 million at August 31, 2013. Backlog declined in U.S. irrigation markets and was offset by an increase in backlog in international irrigation markets and in the infrastructure segment. The increase in infrastructure backlog included a $12.7 million Road Zipper System order from the Golden Gate Bridge Highway & Transportation District.

Capital Allocation Plan

The Company is releasing further detail and clarification of its plans for capital allocation including plans for enhancing returns for shareholders through dividends and share repurchases. Priorities for uses of cash include:

•	Investment in organic growth including capital expenditures and expansion of international markets,

•	Annual increases in dividends to shareholders

•	Synergistic water related acquisitions that provide attractive returns to shareholders, and

•	Opportunistic share repurchases taking into account cyclical and seasonal fluctuations

Dividend

The Company is announcing that its Board of Directors is increasing its regular quarterly cash dividend by 100% to $0.26 per share, payable February 28, 2014, to shareholders of record on February 14, 2014.

Share Repurchases

The Company is announcing that its Board of Directors has replaced its existing share repurchase authorization with an increased authorization to repurchase up to $150 million of common stock. The authorization is in support of the Company’s plans to opportunistically repurchase $100 million to $150 million of common stock over the next 24 months.

Outlook

Rick Parod, president and chief executive officer, commented, “Total Company revenues remained at record levels in the first quarter while U.S. irrigation market sales declined as anticipated given the significant decline in agricultural commodity prices. The infrastructure segment made significant progress, including the award of a Road Zipper project on the Golden Gate Bridge. Irrigation sales for the remainder of the fiscal year remain uncertain as the decline in grain prices are likely to continue to result in significantly lower U.S. revenues, however we do not expect to have visibility into the selling season until mid-to-late in the second fiscal quarter.”

Parod added, “While we anticipate a decline from peak irrigation revenues for the near-term, drivers for the Company’s markets of population growth, expanded food production and efficient water use, support our expectation for long-term growth. Our overall capital allocation plan articulates our plans to continue to invest in attaining revenue and earnings growth, combined with a defined process for enhancing returns to shareholders.”

First-Quarter Conference Call

Lindsay’s fiscal 2014 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 27010515. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At November 30, 2013 Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	November 30,	November 30,
($ and shares in thousands, except per share amounts)	2013	2012
Operating revenues	$147,671	$147,370
Cost of operating revenues	107,520	104,513

Gross profit	40,151	42,857

Operating expenses:
Selling expense	9,756	7,321
General and administrative expense	11,743	10,118
Engineering and research expense	2,660	3,154

Total operating expenses	24,159	20,593

Operating income	15,992	22,264
Other income (expense):
Interest expense	(39)	(143)
Interest income	135	138
Other income (expense), net	(271)	124

Earnings before income taxes	15,817	22,383
Income tax expense	5,583	7,655

Net earnings	$10,234	$14,728

Earnings per share:
Basic	$0.79	$1.15
Diluted	$0.79	$1.15
Shares used in computing earnings per share:
Basic	12,889	12,756
Diluted	12,951	12,853
Cash dividends declared per share	$0.130	$0.115

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	November 30,	November 30,	August 31,
($ and shares in thousands, except par values)	2013	2012	2013
ASSETS
Current Assets:
Cash and cash equivalents	$151,803	$152,173	$151,927
Receivables, net	122,093	88,893	120,291
Inventories, net	75,614	67,250	68,607
Deferred income taxes	13,469	8,171	12,705
Other current assets	15,989	10,719	15,261

Total current assets	378,968	327,206	368,791

Property, Plant and Equipment:
Cost	156,299	139,032	153,422
Less accumulated depreciation	(91,047)	(82,947)	(88,358)

Property, plant and equipment, net	65,252	56,085	65,064

Intangibles, net	35,029	24,410	36,007
Goodwill	37,193	30,114	37,414
Other noncurrent assets	5,261	5,063	5,020

Total assets	$521,703	$442,878	$512,296

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$45,902	$50,662	$42,276
Current portion of long-term debt	—	3,214	—
Other current liabilities	57,132	39,141	59,816

Total current liabilities	103,034	93,017	102,092

Pension benefits liabilities	6,263	6,749	6,324
Deferred income taxes	14,715	9,622	15,415
Other noncurrent liabilities	8,022	7,417	7,827

Total liabilities	132,034	116,805	131,658

Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	18,620	18,531	18,571
Capital in excess of stated value	49,288	44,995	49,764
Retained earnings	414,133	354,367	405,580
Less treasury stock	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive loss, net	(1,411)	(859)	(2,316)

Total shareholders’ equity	389,669	326,073	380,638

Total liabilities and shareholders’ equity	$521,703	$442,878	$512,296

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
	November 30,	November 30,
($ in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$10,234	$14,728
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,707	3,130
Provision for uncollectible accounts receivable	442	199
Deferred income taxes	(1,365)	(782)
Share-based compensation expense	1,180	1,219
Other, net	(244)	157
Changes in assets and liabilities:
Receivables	(1,608)	(6,441)
Inventories	(6,608)	(14,341)
Other current assets	(431)	(357)
Accounts payable	3,356	19,210
Other current liabilities	(5,986)	(4,396)
Current taxes payable	3,140	1,312
Other noncurrent assets and liabilities	111	(181)

Net cash provided by operating activities	5,928	13,457

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,387)	(2,215)
Proceeds from sale of property, plant and equipment	34	—
Proceeds from settlement of net investment hedges	101	—
Payments for settlement of net investment hedges	(1,035)	(1,093)

Net cash used in investing activities	(3,287)	(3,308)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	1,082
Common stock withheld for payroll tax withholdings	(2,027)	(2,441)
Principal payments on long-term debt	—	(1,072)
Excess tax benefits from share-based compensation	465	2,185
Dividends paid	(1,681)	(1,476)

Net cash used in financing activities	(3,243)	(1,722)

Effect of exchange rate changes on cash and cash equivalents	478	302

Net change in cash and cash equivalents	(124)	8,729
Cash and cash equivalents, beginning of period	151,927	143,444

Cash and cash equivalents, end of period	$151,803	$152,173